TeleCommunication Systems Reports Second Quarter 2011 Results

Year-Over-Year Services Revenue Up 20% to Record $76 Million, Driving 15% Improvement in Total Company Gross Profit to Record Level

ANNAPOLIS, MD -- (Marketwire - July 28, 2011) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the second quarter ended June 30, 2011.

Second Quarter 2011 Results Compared to the Same Year-ago Quarter

  Revenue was $100.7 million, up 9% from $92.7 million in 2010's second quarter. Services revenue was up 20% on higher volume from satcom, cyber security, and LBS technology deliverables.

  Gross profit was $38.1 million, up 15% from $33.2 million, and represents the company's highest quarterly gross profit to date.

  EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $14.9 million versus $15.4 million in Q2-10.

  Adjusted net income was $7.5 million or $0.12 per diluted share, compared to $8.2 million or $0.13 per diluted share a year ago. GAAP net income was $2.1 million or $0.03 per diluted share, compared to net income of $3.1 million or $0.06 per diluted share in the second quarter of 2010. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)

Management Commentary

"Our results for the second quarter reflect continuing steady growth in services revenue along with a resurgence in government system shipments after the 2011 federal budget finally passed in mid-April," said Tom Brandt, TCS SVP and CFO. "The record revenue in government services was driven by growth in secure wireless communications support, managed services, and cyber security training. As expected, our Commercial Segment profits reflect the shift in mix towards predominantly location-based technology sources."

Maurice B. Tosé, TCS chairman and CEO, commented: "We are focusing resources on high growth global opportunities, and making timely and appropriate investments to build on our leadership positions. Our Commercial team has been enhanced by two key personnel additions during the quarter, Brian McNealy as SVP of sales and Jay Whitehurst as SVP of carrier software. Together, these industry veterans bring more than 60 years of experience in delivering valuable communications technology to network operators. Our continuing investments in R&D have yielded a record 27 new U.S. patents issued in the first half of 2011.

"We are confident that our depth of protected intellectual property, industry experience and scale, as well as our focus on secure, reliable solutions, together positions TCS to license, partner, and continue to lead in markets that depend on trustworthy communications technology."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

                                                  Quarter ended June 30
                                             ------------------------------
($000 except EPS)                                 2011            2010
                                             --------------  --------------
                                                       (unaudited)

Revenue                                      $      100,679  $       92,622
                                             ==============  ==============
EBITDA                                       $       14,872  $       15,398
Non-cash charges (1)                                 (8,739)         (7,978)
                                             --------------  --------------
Income from operations                                6,133           7,420
Interest and other income/(expense)                  (2,280)         (1,958)
Tax provision                                        (1,790)         (2,367)
                                             --------------  --------------
Net Income                                   $        2,063  $        3,095
                                             ==============  ==============

Diluted shares for Net Income per Share (2)          59,263          56,124

Net Income per Share - Diluted               $         0.03  $         0.06
                                             ==============  ==============

Net Income                                   $        2,063  $        3,095
Non-cash stock based compensation expense             2,125           2,249
Amortization of acquired intangible assets            1,402           1,171
Non-cash tax expense                                  1,674           1,424
Amortization of deferred finance fees                   237             216
                                             --------------  --------------
Adjusted Net Income                                   7,501           8,155
Add back tax-effected convertible debt
 interest expense (2)                                   624             745
                                             --------------  --------------
Adjusted Net Income for Diluted EPS
 calculation                                 $        8,125  $        8,900
                                             ==============  ==============

Diluted shares for Adjusted Net Income per
 Share (2)                                           69,265          66,126

Adjusted Net Income per Share - Diluted      $         0.12  $         0.13
                                             ==============  ==============

(1)Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.
(2)Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share and Adjusted Net Income per Share.

Second Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                               Three months ended June 30
             --------------------------------------------------------------
                     2011                  2010            Incr. (Decr.)
             --------------------  -------------------  -------------------
             Coml.  Govt.   Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  ------  -----  -----  -----  -----  -----  -----
Revenue
 ($millions)
------------
   Services  $43.8  $32.2  $ 76.0  $41.3  $22.1  $63.4  $ 2.5  $10.1  $12.6
   Systems     3.8   20.9    24.7    6.7   22.6   29.3   (2.9)  (1.7)  (4.6)
             -----  -----  ------  -----  -----  -----  -----  -----  -----
       Total
     revenue $47.6  $53.1  $100.7  $48.0  $44.7  $92.7  $(0.4) $ 8.4  $ 8.0
             =====  =====  ======  =====  =====  =====  =====  =====  =====

Gross profit
 ($millions)
------------
       Gross
     profit-
    services $24.4  $11.0  $ 35.4  $20.9  $ 6.7  $27.6  $ 3.5  $ 4.3  $ 7.8
 As % of rev    56%    34%     47%    51%    30%    44%
       Gross
     profit-
     systems   0.2    2.5     2.7    3.2    2.4    5.6   (3.0)   0.1   (2.9)
 As % of rev     5%    12%     11%    48%    11%    19%
             -----  -----  ------  -----  -----  -----  -----  -----  -----
 Total gross
      profit $24.6  $13.5  $ 38.1  $24.1  $ 9.1  $33.2  $ 0.5  $ 4.4  $ 4.9
             =====  =====  ======  =====  =====  =====  =====  =====  =====
 As % of rev    52%    25%     38%    50%    20%    36%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation. Noncash charges = depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.)

Government Segment Revenue and Gross Profit:

Government Segment second quarter 2011 revenue was $53.1 million, up 19% from the same year-ago quarter. Government services revenue was a record $32.2 million, up 46%, and related services gross profit was a record $11 million or 34% of revenue, up from $6.7 million or 30% of revenue in the same year-ago period. Government systems volume rebounded after early 2011 federal budget continuing resolution issues were resolved, and continuing volume improvement is expected for the balance of 2011.

Commercial Segment Revenue and Gross Profit:

Second quarter 2011 Commercial Segment revenue was about flat to the same year-ago quarter, as revenue growth from location-based deliverables offset the expected lower revenue from text messaging licenses. Commercial gross profit was $24.6 million or 52% of revenue for Q2 2011, up from $24.1 million and 50% in Q2 2010, due to a more favorable trend in mix among location-based services and licensed products.

Operating Costs and Expenses:

R&D: Second quarter 2011 R&D expense totaled $9.6 million (10% of revenue), up 47% from the same year-ago quarter, reflecting investments in location-based technology and related applications for wireless carriers, as well as telematics, messaging, and secure, highly reliable tactical communication solutions.

SG&A: Second quarter 2011 selling, general and administrative expense was $18.4 million (18% of revenue), up from $15.8 million (17% of revenue) in the second quarter of 2010. The increase includes addition of the SG&A of Trident operations acquired in January 2011.

Non-cash charges: Total non-cash charges were $8.7 million in the second quarter of 2011, compared to $8 million in the same year-ago quarter, up due to amortization of recent investments in acquired assets and software development.

Income Taxes:

The company recorded a $1.8 million provision for income taxes against pre-tax income for the second quarter of 2011, representing an effective tax rate of 46%. For the second quarter of 2010, the effective tax rate was 43%. These tax charges are mostly noncash as loss carryforward benefits are expected to shield tax liabilities through the end of 2011.

Liquidity and Capital Resources:

At June 30, 2011, TCS had $62.4 million of cash, equivalents, and marketable securities, up from $54.7 million at the beginning of the quarter. Funds were generated in the second quarter of 2011 from $14.9 million in EBITDA, $8 million from working capital, $1.1 million from new lease financing for fixed assets, and $0.6 million in proceeds from exercise of employee stock options. Uses of cash for the quarter included $8.7 million of scheduled debt principal and lease payments including a $5 million note payment related to the 2009 NIM acquisition; $6.6 million for capital expenditures including software development; and $1.6 million for cash interest, financing and other expenses. The company had approximately $33.5 million of unused borrowing availability under its bank credit line at quarter end.

Intellectual Property:

TCS was issued 11 patents during the second quarter of 2011, bringing the quarter-end patent portfolio to 173 patents issued in the U.S. and abroad, and more than 300 patent applications pending.

Backlog:

                         3/31/2011    New Orders        Revenue    6/30/2011
                     ------------- ---------------- ----------- ------------
     Funded Contract
      Backlog ($mil)
          Commercial       $ 224.3          $ 100.8    $ (47.6)      $ 277.5
          Government        $ 83.8          $ 125.6    $ (53.1)      $ 156.3
-------------------- ------------- ---------------- ----------- ------------
        Total Funded
    Contract Backlog       $ 308.1          $ 226.4   $ (100.7)      $ 433.8
    Customer Options       $ 812.9         $ (21.8)                  $ 791.1
-------------------- ------------- ---------------- ----------- ------------
       Total Backlog     $ 1,121.0          $ 204.6   $ (100.7)    $ 1,224.9
                     ============= ================ =========== ============

Funded contract backlog on June 30, 2011 was $433.8 million of which the company expects to recognize approximately $277.5 million in the next 12 months. Backlog has been affected by unusual federal government funding patterns in recent months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. For example, the third quarter 2011 termination of the Military Sealift Command contract as a result of a protest will result in a $315 million reduction in the Customer Options and Total Backlog amounts above, if conclusion of the process so indicates when backlog is next reported. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today, July 28, 2011 to discuss these financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-877-941-1427
International: 1-480-629-9664
Conference ID#: 4455441

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until August 12, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4455441

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the management commentary section and by Mr. Tosé and Mr. Brandt regarding our (a) continuing steady growth in services revenue and resurgence in government system shipments; (b) growth in secure wireless communications support, managed services and cyber security training; (c) shift of mix towards location-based technology sources; (d) confidence in the depth of protected intellectual property, industry experience and scale, and focus on secure, reliable solutions positioning TCS to license, partner and lead in markets; (e) continuing volume improvement expectations for the balance of 2011; (f) favorable trend in mix of commercial segment revenue and gross profit among location-based services and licensed products; (g) expectations about carryforward benefits shielding tax liabilities; (h) borrowing availability; and (i) ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                       TeleCommunication Systems, Inc.
                    Condensed Consolidated Balance Sheets

                                                    June 30,    December 31,
(amounts in $000)                                     2011          2010
                                                 ------------- -------------
                                                  (unaudited)
Assets
  Current assets:
    Cash, equivalents, and marketable securities $      62,403 $      81,527
    Accounts receivable, net                            59,578        52,073
    Unbilled receivables                                22,746        32,358
    Inventory                                            6,583         5,440
    Deferred income tax assets                           4,488         8,179
    Deferred project costs and other current
     assets                                             14,276         8,961
                                                 ------------- -------------
      Total current assets                             170,074       188,538

  Property and equipment, net                           46,518        39,337
  Software development costs, net                       35,635        39,427
  Acquired intangible assets, net                       34,483        28,264
  Goodwill                                             176,477       159,143
  Other assets                                          12,458         8,100
                                                 ------------- -------------
      Total assets                               $     475,645 $     462,809
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses        $      50,308 $      56,403
    Deferred revenue                                    22,786        18,063
    Current portion of notes payable and capital
     leases                                             19,961        24,519
                                                 ------------- -------------
      Total current liabilities                         93,055        98,985

  Notes payable and capital leases, less current
   portion                                             130,414       135,981
  Deferred income taxes                                  7,741         8,382
  Other liability                                        6,609         3,916

  Total stockholders' equity                           237,826       215,545
                                                 ------------- -------------
      Total liabilities and stockholders' equity $     475,645 $     462,809
                                                 ============= =============

                   TeleCommunication Systems, Inc.
                Consolidated Statements of Operations

                                                          Six Months
                                     Three Months Ended   Ended June
($000 except EPS)                         June 30,           30,
                                     ------------------  -----------
                                                                   2
                                                                   0
                                                                   1
                                       2011      2010      2011    0
                                     --------  --------  --------  -
                                         (unaudited)     (unaudited)
Revenue
   Services                          $ 75,993  $ 63,429  $150,795  $123,273
   Systems                             24,686    29,233    40,250    60,306
                                     --------  --------  --------  --------
        Total revenue                 100,679    92,662   191,045   183,579

Direct costs of revenue
   Direct cost of services revenue     40,597    35,886    82,304    70,218
   Direct cost of systems              22,009    23,588    34,074    46,624
                                     --------  --------  --------  --------
        Total direct cost of revenue   62,606    59,474   116,378   116,842

   Services gross profit               35,396    27,543    68,491    53,055
      As a % of revenue                    47%       43%       45%       43%
   Systems gross profit                 2,677     5,645     6,176    13,682
      As a % of revenue                    11%       19%       15%       23%
                                     --------  --------  --------  --------
        Total gross profit             38,073    33,188    74,667    66,737
        Total gross profit as a % of
         revenue                           38%       36%       39%       36%

Operating expenses
   Research and development expense     9,633     6,571    18,176    15,089
   Sales and marketing expense          6,932     5,967    14,282    11,946
   General and administrative
   expense                             11,421     9,802    21,987    18,264
   Depreciation and amortization of
   property and equipment               2,552     2,257     5,651     4,233
   Amortization of acquired
   intangible assets                    1,402     1,171     2,727     2,343
                                     --------  --------  --------  --------
      Total operating expenses         31,940    25,768    62,823    51,875
                                     --------  --------  --------  --------

Income from operations                  6,133     7,420    11,844    14,862

Interest expense                       (1,882)   (2,237)   (3,802)   (4,589)
Amortization of debt issuance
 expenses                                (237)     (216)     (424)     (376)
Other income/(expense), net              (161)      495      (126)      985
                                     --------  --------  --------  --------
Income before income taxes              3,853     5,462     7,492    10,882

Provision for income taxes             (1,790)   (2,367)   (3,370)   (2,777)
                                     --------  --------  --------  --------
Net income                           $  2,063  $  3,095  $  4,122  $  8,105
Add back tax-effected convertible
 debt interest expense to net income
 for diluted EPS, when using if-
 converted method (1)                       -         -  $      -  $  1,457
                                     --------  --------  --------  --------
Net income for diluted EPS
 calculation                         $  2,063  $  3,095  $  4,122  $  9,562
                                     --------  --------  --------  --------

Net income per share-basic           $   0.04  $   0.06  $   0.07  $   0.15
                                     --------  --------  --------  --------

Net income per share-diluted         $   0.03  $   0.06  $   0.07  $   0.14
                                     --------  --------  --------  --------

Weighted average shares used in
 calculation - basic                   56,891    52,920    56,214    52,788
Weighted average shares used in
 calculation - diluted (1)             59,263    56,124    58,554    66,897

(1)Shares issuable via the convertible debt are included if
 dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share.

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Evan Weisel
Media Contact
Welz & Weisel Communications
Tel 703-218-3555
evan@w2comm.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com